Exhibit 10.9

LEASE SUMMARY

When used in this Lease, the following terms shall have the indicated meanings:

A.	Effective Date:	August 23, 2016

B.	Landlord:	Wickfield Phoenix LLC, a Michigan limited liability company

C.	Landlord’s Notice Address:	Wickfield Phoenix LLC
c/o Wickfield Properties LLC
230 Huronview Blvd.
Ann Arbor, MI 48103
(734) 369-2100

D.	Tenant:	Zomedica Pharmaceuticals, Inc.,
a Delaware corporation

E.	Tenant’s Notice Address:	100 Phoenix Dr., Suite 190
Ann Arbor, MI 48108
Attn: Gerald Solensky

F.	Premises: Seven thousand eight hundred eighty-eight (7,888) rentable square feet of office space, including common area load, on the third floor of the West Building, which space is designated as Suite No. 190 outlined on Exhibit A attached hereto and made a part hereof.

G.	Building: The building commonly known as The Wickfield Center, West Tower, located at 100 Phoenix Drive in City of Ann Arbor, County of Washtenaw, State of Michigan.

H.	Term: A period of sixty-two (62) months commencing on the Lease Commencement Date, as may be extended pursuant to the terms of Section 5 hereof.

I.	Anticipated Occupancy Date: January 1, 2017; however, if the space is ready for occupancy sooner Tenant will be allowed to move in at that time at no additional charge to Tenant.

J.	Lease Commencement Date: January 1, 2017, except as otherwise modified subject to Section 5(a) herein.

K.	Lease End Date: February 28, 2022, subject to Section 5(a) herein.

L.	Base Annual Rent: Base Annual Rent for the initial Term of this lease shall be $801,972.57 in lawful money of the United States. Tenant shall pay Rent to Landlord in monthly installments as follows:

Term	$/SQ.FT	Monthly	Annually
	7,888
(1) Months 0-2	$0.00	$0.00	$0.00
(1) Months 3-14	$19.15	$12,587.93	$151,055.20
(2) Months 15-26	$19.72	$12,965.57	$155,586.86
(3) Months 27-38	$20.32	$13,354.54	$160,254.46
(4) Months 39-50	$20.93	$13,755.17	$165,062.10
(5) Months 51-62	$21.55	$14,167.83	$170,013.96
TOTAL BASE RENT			$801,972.57

Payments shall be made to Landlord, or its authorized agent, at 230 Huronview Blvd., Ann Arbor, MI 48103, or at such other place as Landlord may from time to time designate.

M.	Tenant’s Proportionate Share: Two and 41/100 percent (2.41%). Tenant’s Proportionate Share is calculated by dividing the total rentable square footage in the Premises by the Building’s total rentable square footage.

N.	Landlord’s Broker: Colliers International/Jim Chaconas

O.	Lease Month: Each calendar month period beginning on the Lease Commencement Date, and each successive calendar month thereafter.

P.	Tenant’s Broker: Colliers International

Q.	List of Exhibits:
Exhibit A – Floor Plan
Exhibit B – Tenant Space Finish Work
Exhibit C – Rules and Regulations
Exhibit D – Signage Diagram

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of the Effective Date by and between Landlord and Tenant.

WITNESSETH:

1.      Premises. For and in consideration of the covenants and agreements hereinafter set forth and the rent hereinafter specifically reserved, Landlord does hereby lease unto Tenant, and Tenant does hereby lease from Landlord the Premises in the Building. Tenant shall also have the non-exclusive right during the Term to use the Common Areas of the Building and the land on which the Building is situated (the “Land”). As used herein, “Common Areas” shall mean all portions of the Building and the Land intended for the use by two or more occupants of such Building or Land or their visitors, including without limitation all sidewalks, lobbies, stairways, corridors, passageways, atria, doors, doorways, elevators, common restrooms, loading areas, and all other public parts of such Building. Landlord hereby represents and warrants that, as of the Effective Date, the base Building systems serving the Demised Premises are in good working order.

2.      Term. This Lease shall continue in force during the Term. Should the Lease Commencement Date fall on a date other than the first day of a month, Tenant shall occupy the Premises on the “Occupancy Date” and the Lease Commencement Date shall be deemed to be the first day of the following month. Tenant shall occupy the Demised Premises on the terms and conditions contained herein, except that the Base Annual Rent for the partial first month of occupancy shall be prorated based on the number of days following the Occupancy Date and preceding the Lease Commencement Date.

3.      Rent.

a.	Base Rent. Commencing on the Lease Commencement Date, Tenant shall pay to Landlord the Base Annual Rent, except there shall be not Annual Base Rent payment due for the first two months of the Least Term. Said Base Annual Rent shall be paid in twelve equal monthly installments on the first (1st) day of each and every month during the Term, with appropriate proration for the first and last months.

b.	Additional Rent-Utilities: Tenant shall be responsible for its Proportionate Share of Building electric, gas, water/sewer-storm water runoff consumption and waste removal services. The amount of Tenant’s share shall be prorated such that Tenant shall pay for a percentage of utilities that is equivalent to the portion of the Building that it occupies as adjusted by Landlord’s reasonable estimate of the utilities expense had one hundred (100%) of the Building been furnished said services. The obligation of the Tenant to pay for such costs shall commence as of the Possession Date. If the Landlord is billed for any utility costs subsequent to the Possession Date of this Lease the Tenant agrees to reimburse the Landlord for such costs upon presentation by Landlord of an accounting of the costs incurred.

c.	Other. Tenant shall be responsible for obtaining and paying for all other utilities and services for their space including phone, internet, cable television, and in-suite janitorial services. Landlord agrees to provide access to the Building’s data distribution closet or other areas of the Building necessary to connect Tenant’s telecommunications equipment including the roof for possible IT equipment – exact location to be mutually agreed upon.

4.      Use. The Premises are to be used and occupied by Tenant for the operation of an office and other ancillary uses typically associated with office use and for no other purpose without the prior written consent of Landlord. No activity shall be conducted on the Premises that does not comply with local laws, ordinances, and regulations. Tenant agrees to abide by and adhere to the Landlord Rules and Regulations as set forth on Exhibit C attached hereto. Landlord hereby represents and warrants to Tenant that, as of the Effective Date, the Premises (in its "as-is" condition as of the Effective Date), the common areas of the Building and the base Building systems serving the Premises comply with applicable law.

Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days a week, but the parties acknowledge and agree that the Premises will typically be occupied between the hours of 7am to 7pm Monday through Friday and 8am to 12pm on Saturday (the “Normal Business Hours”). Should Tenant desire to operate its business for any period of time in excess of Normal Business Hours, on a repetitive, regular or continuous basis (“Extended Hours”), Tenant shall provide written notice to Landlord and the Rent shall be adjusted to reflect a reasonable additional charge for electricity and HVAC for the applicable period, to be mutually agreed on by Landlord and Tenant.

5.      Construction of Leased Premises.

a.	Promptly following the Effective Date, Landlord, on a turnkey basis, shall construct the Tenant Improvements (defined below) in accordance with the Floor Plan (Exhibit A), and the “Tenant Space Finish Work” as set forth in Exhibit B (Exhibits A and B shall be referred to collectively as the “Tenant Improvements” or “Final Plans”). Landlord and Tenant agree to work together reasonably and in good faith to agree upon the full scope of the Tenant Improvements, which will be reflected in detailed construction plans. Landlord shall pay for the cost of the Suite 190 Tenant Improvements in an amount not to exceed $25.00/rsf ($197,200.00) (the “Allowance”). Tenant shall be solely responsible for the amount by which the Costs exceed the Allowance (“Excess Allowance”), however to extent Landlord agrees such Excess Allowance may be amortized into the Base Annual Rent. Any additional costs incurred or time delays as a result of Tenant’s deviation from the plans and finishes set forth on Exhibits A and B, once finalized shall require a written change order signed by Tenant (“Tenant Change Orders”), and shall be the sole responsibility of Tenant. Except with respect to delays caused by Tenant’s neglect, wrongful actions, or wrongful omissions, or Tenant Change Orders or other Tenant caused delays, the Tenant Improvements shall be completed on or prior to January 1, 2017. Within five (5) business days following substantial completion of the Tenant Improvements, Landlord and Tenant shall cooperate to execute a mutually agreeable “punch list” identifying any incomplete and unacceptable items in the Tenant Improvements. No later than thirty (30) days after the parties’ execution of said “punch list”, Landlord shall complete all items identified on said “punch list”. Landlord and Tenant acknowledge that the Tenant Improvement plans attached as Exhibits A and B reflect the parties’ substantial agreement regarding the work to be performed in the Premises, but that certain additional work may need to be performed or adjustments may need to be made to the proposed Tenant Improvements. Landlord and Tenant agree to work together in good faith to mutually and reasonably agree upon any changes required to the Tenant Improvements.

Notwithstanding the foregoing, if Landlord, for any reason whatsoever other than Tenant caused delays, cannot deliver possession of the Premises to Tenant on or before the Anticipated Occupancy Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss resulting therefrom, and the Lease expiration date of the Lease shall not be affected, but from and after the Lease Commencement Date, Tenant shall receive a credit of one (1) free day of rent for each day of delay after the Lease Commencement Date until the Occupancy Date.

b.	Notwithstanding anything herein to the contrary, if Landlord’s failure to deliver the Premises to Tenant on the Lease Commencement Date with the Tenant Improvements substantially completed is substantially the result of Landlord’s neglect, negligence or willful misconduct, in addition to any rights or remedies specifically set forth herein, Tenant shall retain all of its rights and remedies at law and in equity.

6.      Late Charges. Rent is payable on the first day of every month. Any payment received by the Landlord from the Tenant after the fifth (5th) day of the month is subject to a five percent (5%) late charge or amount allowable by pertinent Michigan law, whichever is less.

7.      Parking. Tenant shall have access to on premises parking spaces located in the common area parking.

8.      Condition of Premises; alterations; maintenance; repairs.

a.	Tenant shall maintain the Premises in a clean and sanitary condition and shall surrender the Premises in the same condition as existed at the commencement of this Lease, subject to ordinary wear and tear and damage by the elements. Tenant shall not make any alterations, additions, or improvements to the Premises, other than Permitted Alterations (hereinafter defined), without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed. A “Permitted Alteration” shall mean any alteration in the Premises that does not (1) affect the structure of the Building; (2) adversely affect the electrical, plumbing, mechanical or other systems of the Building or the functioning thereof; (3) interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building; or (4) cost more than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate over a period of six (6) months.

b.	Tenant agrees to be responsible for any damage caused to the Premises by its use, and further agrees to promptly report to Landlord any damage caused to or discovered in the Premises. If Tenant shall fail to make any repairs or to perform any maintenance which it is obligated to make or perform under this Lease within ten (10) days after receipt of written notice from Landlord to do so, or in the event of a situation that poses an imminent threat of bodily harm to person or property (an “Emergency”), Landlord may enter the Premises and make such repairs as are reasonably necessary to restore the Premises to their original condition (wear and tear and damage by the elements excepted), and Tenant shall reimburse the Landlord for the reasonable and actual out-of-pocket cost of any such repairs for which it is responsible under this Lease. However, if the nature of any Landlord requested visit is not an emergency, the Tenant may request that Landlord come at an alternative time, including after hours if necessary.

c.	Landlord shall make all necessary repairs to the common areas (including any common area stairs) and structure (including but not limited to the roof, foundation, skylights, penetrations, etc.) of the Building, the parking facility serving the Building and the mechanical, electrical, plumbing, heating and air conditioning systems therein, except with respect to any items installed or constructed by Tenant and except where the repair has been made necessary by misuse or neglect by Tenant or Tenant’s agents, servants, visitors or licensees. Landlord shall undertake its maintenance and repair obligations pursuant to the terms of this Section 9(c) in a manner which is comparable to the manner in which reasonably prudent owners of first-class office buildings in the Ann Arbor, Michigan submarket of comparable age, size, quality and location to the Building undertake similar maintenance obligations. Landlord will use commercially reasonable efforts to make such repairs in a timely fashion.

9.      Signs. Landlord reserves exclusive right to the exterior of the Building, and Lessee shall not construct, place or paint any sign or awning or improvement or apparatus on the exterior of the Building without prior written consent of Landlord. Any signs placed in the windows or doors of the Premises by Tenant shall be approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and shall be in keeping with the character and décor of the Building as a whole. Landlord shall provide (at Landlord’s expense) building directory signage in the lobby identifying Tenant and the Premises, which signage shall be consistent with the other Building directory signage installed by Landlord. All other signage shall be at Tenant’s sole cost and expense. Tenant shall remove any sign installed by it upon termination or expiration of this Lease. Notwithstanding anything herein to the contrary, Tenant shall be entitled to install suite signage at the entrance of the Premises in accordance with diagram attached hereto as Exhibit D. Tenant will also have it proportional (when combined with all of its other spaces it occupies in the building) allocation of monument signage.

10.     Services. Landlord will provide the following services:

a.	Tenant shall have access to the Building and the Premises twenty-four (24) hours per day, seven (7) days a week.

b.	Landlord will provide Tenant with one hundred twenty-five (125) security access cards at no charge.

c.	Landlord will ensure that a least one (1) elevator is operational during Normal Business Hours.

d.	Landlord will ensure that a limited service market/food concession shall be operational on or before the Lease Commencement Date and that a full service dining facility service shall open by January 30, 2015. Landlord and Tenant will work together to help ensure that “limited service market/food concession” is ample to meet the demands of Tenant’s employees.

e.	Heat, ventilation and air conditioning (“HVAC”) when necessary to provide a seasonable temperature (subject to governmental regulations) for normal occupancy and use of the Premises during Normal Business Hours. Landlord shall provide the foregoing HVAC service in a manner which is comparable to the manner in which reasonably prudent owners of first-class office buildings in the Ann Arbor, Michigan submarket of comparable age, size, quality and location to the Building provide such service. Landlord agrees to construct the space updating HVAC equipment and distribution in a way that ensure a temperature range of 72 degrees plus or minus 3 degrees year round.

f.	Electricity for building standard lighting twenty-four (24) hours per day, seven (7) days a week.

g.	Electricity for operation of desk-top computers, printers, fax machines, copy machines, telephone equipment, non-standard Building lighting, and other energy consuming devices.

h.	Landlord shall perform all light tube or bulb replacements at Tenant’s reasonable request, provided, however, that the cost of replacing non-Building standard or specialized lights shall be replaced at Tenant’s sole cost and expense.

i.	Rest room facilities and necessary lavatory supplies, including hot and cold running water, at those points of supply provided for the general use of other tenants in the Building, and routine maintenance, painting, and electrical lighting service for all public areas and special service areas of the Building in the manner and to the extent that is standard for first-class office buildings in the Ann Arbor, Michigan area.

j.	Janitorial services for the Common Areas of the Building in a manner consistent with the standard for professionally managed office buildings in the Ann Arbor, Michigan area.

k.	Daily removal of trash and other waste from the Building in a manner consistent with the standard for first-class office buildings in the Ann Arbor, Michigan area.

l.	Further, Tenant and its employees shall have access to all general access amenities in the Building provided by Landlord from time to time for various tenants, including, if applicable, access to the rooftop, loading dock, fitness center, cafeteria, etc.

m.	Adhering to a property management protocol that is consistent with the standard for professionally managed office buildings in the Ann Arbor, Michigan area.

11.     Damage to Premises. If the Premises are damaged by fire or other casualty, then Landlord shall repair the Premises as speedily as possible, and the rent shall be abated in whole or in part, according to the portion of the Premises which is rendered unusable. If less that the entire space is rendered unusable but the remaining portion is obviously not suited to meet Tenant’s operations needs, then the entire space will be deemed unusable. If the Premises cannot be repaired within one hundred eighty days (180), then Tenant may terminate this Lease by giving notice to Landlord within ten (10) days after the Landlord has notified Tenant of the time required to repair the Premises. Landlord shall, in its sole judgment, reasonably exercised, determine the length of time required to repair the Premises, and shall notify Tenant of such determination within ten (10) days after the occurrence of the fire or other casualty. Notwithstanding the foregoing, if the Premises are so damaged by fire or other casualty that demolition or substantial reconstruction is required, then Landlord may terminate this Lease by giving notice to Tenant within thirty (30) days after the date of such damage. If Landlord commences to restore the Premises in accordance with the terms of this Section 12 and Landlord fails to substantially complete the restoration work which Landlord is obligated to perform hereunder within one hundred eighty (180) days from the date of the damage, then Tenant shall have the right, during the thirty (30) day period immediately following the expiration of such one hundred eighty (180) day period, to terminate this Lease by delivering a termination notice to Landlord, specifying an effective date, not less than ten (10) nor more than sixty (60) days after the giving of such termination notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term.

12.     Eminent Domain. If any part of the Premises is taken by public authority under the power of eminent domain then this Lease shall terminate on the part so taken on the date possession of the Premises is required for public use, and any pre-paid rent shall be refunded to the Tenant. If less that the entire space is rendered unusable but the remaining portion is obviously not suited to meet Tenant’s operations needs, then the entire space will be deemed unusable. In such a circumstance, Landlord and Tenant shall also each have the right to terminate this Lease for any remaining portion of the Premises upon written notice to the other, which notice shall be delivered within thirty (30) days following the date notice is received of such taking (provided, however, that Landlord shall only have the right to terminate this Lease if it terminates the leases of all office tenants of the Building which are terminable by Landlord in such event). If neither party terminates this Lease, Landlord shall make all necessary repairs to the Premises and the Building and the improvements in which the Premises are located to render and restore it to a complete architectural unit, and Tenant shall continue in possession of the portion of the Premises not taken under the power of eminent domain, under the terms and conditions provided in this Lease, except that the monthly rent shall be reduced in direct proportion to the amount of the Premises so taken. All damages awarded for such taking shall belong to and shall be property of the Landlord, whether such damages be awarded as compensation for diminution in value of the Leasehold or to the fee of the Premises. Notwithstanding the foregoing, Tenant may go to all legal proceedings and assert any claim that it may have against the condemning authority for compensation for any of Tenant's personal property and trade fixtures and for any relocation expense compensable by statute, and receive such award therefor as may be allowed in the condemnation proceedings, if such award shall be made in addition to and stated separately from the award made for the Land and the Building or the part thereof so taken.

13.     Liability

a.	Indemnity. To the maximum extent this Lease may be made effective according to law, Tenant and Landlord agree to indemnify and save harmless each other from and against all claims of whatever nature arising from any act, omission, or negligence of the other party, or its contractors, licensees, invitees, agents, servants, or employees. This indemnity and hold harmless provision shall include indemnity against all costs, expense, and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

b.	Tenant's Risk. To the maximum extent this Lease may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building as Tenant is given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant or Tenant's agents, employees, independent contractors, or invitees for any other reason than the intentionally wrongful or negligent acts or omissions of Landlord or Landlord's agents, employees, independent contractors, or invitees. The provisions of this section shall be applicable from and after the Effective Date and until the end of the Term, and during such further period as Tenant may use or be in possession of any part of the Premises.

c.	Injury Caused by Third Parties. To the maximum extent this lease may be made effective according to the law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining Premises or any part of the Premises adjacent to or connecting with the Premises or any part of the building, or otherwise or for any loss or damage resulting to Tenant or those claiming by, through, or under Tenant, or its or their property, from breaking, bursting, stopping, or leaking of electric cables and wires, water, gas, sewer, or steam pipes, from roof leaks, fire, or any other like causes unless caused by Landlord's negligence or willful misconduct, provided, however, that Landlord agrees to use to commercially reasonable and good faith efforts to enforce the terms of any other tenants lease against such tenant.

d.	Utilities. Landlord shall not be liable to Tenant for damages or otherwise (a) if any utility shall become unavailable from any public utility company or authority, or any other person or entity (including Landlord) supplying or distributing such utility or (b) for any interruption in a utility service (including, without limitation, heating, ventilation, air conditioning) caused by the making of any necessary repairs or improvements or by any cause whatsoever nor shall the same constitute a termination of this Lease or an eviction of Tenant unless a result of Landlord’s negligence or bad acts. Notwithstanding the foregoing, Landlord may not elect to intentionally discontinue a utility that is provided by Landlord without Tenant’s prior written consent. However, if for any reason the utilities are shut off for more 30 consecutive days then Tenant may cancel this lease.

14.     Insurance. Landlord will obtain and maintain, at all times until termination of this Lease and surrender of the Premises to Landlord, special cause of loss form, or its equivalent, property insurance including equipment breakdown coverage, covering the Building and the Premises, including common areas, and all other improvements to the Building made by Landlord but specifically excluding Tenant betterments installed by Tenant and providing the insurance protection to Landlord described in this Lease, which insurance shall be in an amount not less than one hundred percent (100%) of the full replacement cost of the foregoing. Landlord will retain in its possession the original policy and all endorsements, renewal certificates and new policies, if any issued during the term but will provide Tenant, upon request, with copies of said policy or certificates of self-insurance. Landlord will also maintain commercial general liability insurance coverage against claims for, or arising out of, bodily injury, death or property damage occurring in, on or about the Building and the Premises or property in, on or about the street, sidewalks or properties adjacent to the Building and the Premises. The policy shall carry limits, including coverage under umbrella policies of not less than $500,000 per occurrence and $1,000,000 aggregate.

In addition to the above, and not by the way of substitution thereof, Tenant shall obtain, at its own expense, comprehensive general liability insurance with both Landlord and Wickfield Properties LLC named as additionally insured, against claims for, or arising out of, bodily injury, death or property damage occurring on the Premises and shall have limits of coverage of $500,000 per occurrence and $1,000,000 annual aggregate. Tenant will deliver a letter to Landlord confirming Tenant's required insurance coverage upon written request from Landlord.

15.     Bankruptcy and Insolvency. If the leasehold estate hereby created shall be taken in execution, or by other process of law, or if Tenant shall be declared bankrupt or insolvent, according to law, or any receiver be appointed for the business and property of Tenant, or if any assignment shall be made of the Tenant's property for the benefit of creditors, then in such event this Lease may be canceled at the option of the Landlord. If the Landlord chooses to cancel this Lease, Landlord must give notice to Tenant in writing in accordance with Section 19 contained herein.

16.     Subordination of Lease. Tenant agrees that Landlord may subordinate this Lease to its present or any subsequent mortgage on the leased Premises, provided that such subordination shall not interfere with Tenant's continued occupancy of the Premises pursuant to the term of this Lease and provided further that any lender with a mortgage on the Premises agrees to deliver to Tenant a subordination, non-disturbance and attornment agreement in the lender’s standard and reasonable form with reasonable approval by Tenant. Tenant agrees to execute any and all instruments as may be reasonably requested from time to time by Landlord in order to evidence the above described subordination of this Lease to any mortgage. Tenant agrees to execute, acknowledge and deliver to Landlord within fourteen (14) days following a written request from Landlord a statement in writing certifying this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating said modifications), and the dates to which the rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser, mortgagee, or assignee.

17.     Landlord's Remedies.

a.	In the event Tenant shall fail to pay the Rent or any other obligation involving the payment of money reserved herein when due, Landlord shall give Tenant written notice of such default, and if Tenant shall fail to cure such default within thirty (30) days after receipt of such notice, Landlord shall, in addition to its other remedies provided by law and in this Lease, have the remedies set forth in subparagraph (c) below.

b.	If Tenant shall be in default in performing any of the terms of this Lease other than the payment of Rent or any obligation involving the payment of money, Landlord shall give Tenant written notice of such default, and if Tenant shall fail to cure such default within forty-five (45) days after receipt of such notice (or if the default is of such a character as to require more than forty-five (45) days to cure, such reasonable additional time as shall be required to permit Tenant to cure the default, provided that Tenant promptly commenced and diligently pursued the cure of such default), then Landlord may (at its option and in addition to other legal remedies) cure such default for the account of Tenant and be reimbursed by Tenant for the reasonable and actual costs of such care. Such reimbursement shall be Additional Rent for all purposes hereunder, including subparagraph (a) above and shall be paid by Tenant with the next monthly installment of Rent.

c.	If any Rent or any other obligation involving the payment of money shall be due and unpaid or Tenant shall be in default upon any of the terms of this Lease, and such default has not been cured after notice and within the time provided in subparagraphs (a) and (b) above, then Landlord may seek to take possession pursuant to legal proceedings or any notice provided for by law. Landlord may either terminate this Lease or, without terminating this Lease, re-let the Premises or any part thereof on such terms and conditions as Landlord shall deem reasonably advisable. Any payments as a result of such re-letting shall be applied as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Rent due hereunder; second, to the payment of any reasonable costs incurred by Landlord in obtaining possession and re-letting the Premises, including, without limitation, legal fees, brokerage commissions and the cost of any reasonable alterations, and repairs to the Premises; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. Tenant shall be liable to Landlord for any deficiency. Both parties shall use their best efforts to mitigate their damages under this Lease.

d.	All rights and remedies of Landlord hereunder shall be cumulative and none shall be exclusive of any other rights and remedies allowed by law.

18.     Notices. All notices required to be given hereunder by either party to the other shall be given by personal delivery, sent by a reputable private carrier of overnight mail or by certified or registered mail, return receipt requested. In the event notice is given by personal delivery, notice shall be deemed given when delivered; if notice is given by private carrier or overnight mail it shall be deemed made on the day after such sending; or if by certified or registered mail, it shall be deemed given when deposited into the United States mail, postage prepaid. Notices to the respective parties shall be to the addresses set forth in the Lease Summary or such other address as notified to the other parties.

19.     Assignment. The Tenant covenants not to assign or transfer this Lease or mortgage the same or sublet said Premises or any part thereof without the prior written consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, transfer, hypothecation, mortgage or subletting without said written prior consent shall give the Landlord the right to terminate this Lease and to re-enter and repossess the leased Premises, except that the Tenant may withdraw request to assign or sublease, in which case Landlord shall not have the right to terminate this Lease or repossess the Premises. Notwithstanding the foregoing, Tenant shall have the right to assign the Lease or sublease the Premises, or a portion thereof, to any parent, subsidiary or affiliate or any entity resulting from a merger with tenant or the sale of all substantially all of Tenant's assets.

20.     Successors. This Lease shall be binding on and inure to the benefit of the parties and their successors.

21.     Severability. The unenforceability, invalidity, or illegality of any provision of this Lease shall not render the other provisions unenforceable, illegal, or invalid.

22.     Brokers. Landlord shall be responsible for all fees associated with this transaction to Colliers International. Outside of the above, Landlord and Tenant acknowledge that Tenant’s Broker is the agent of Tenant, with all related responsibilities to Tenant (not Landlord). Furthermore, Landlord and Tenant acknowledge that Landlord’s Broker is the agent of Landlord, with all related responsibilities to Landlord (not Tenant). Tenant, Landlord and Brokers acknowledge that these brokerage relationships, if required by rule or regulation, were disclosed to Landlord or Tenant or their respective agents no later than the first showing, at first contact or immediately on the occurrence of any change to the relationship. Tenant and Landlord shall mutually indemnify and hold each other harmless from and against any claims for brokerage or other commissions asserted by any broker, agent or finder engaged by either party except as herein disclosed.

23.     Law of Michigan. This Lease shall be construed and interpreted in accordance with the laws of the State of Michigan, without reference to its conflicts of laws principles. Landlord, its successors and assigns, consents to the jurisdiction of the appropriate courts of the State of Michigan with respect to any other claims arising under this Agreement.

24.     Environmental Matters.

a.	Landlord represents and warrants to Tenant that (a) Landlord has no notice or knowledge of any violation of any laws or regulations affecting the Land or the Premises itself, including any laws, ordinances, or regulations relating to the soil, surface water and ground water of or on the property; and to Landlord's best knowledge the Land and Premises are free of and do not contain any pollution, contamination, or other environmental hazards which shall include, but not be limited to, those identified under federal, state, or local statute, ordinance, or regulation; and (b) Landlord has not received any notice of or have any knowledge of any existing or threatened condemnation or other litigation, administrative proceeding, or action of any kind involving the Land or the Premises.

b.	Both parties shall comply with all applicable laws and regulations relating to the Premises, including environmental laws and regulations. Each party shall give immediate notice to the other of the release or the threatened release of any hazardous material or any violation of any applicable environmental law or regulation at or affecting the Land or the Premises, and such party shall promptly undertake all obligations imposed upon it under applicable environmental law or regulation as a result of such event.

25.     Quiet Enjoyment. So long as Tenant pays the rent and otherwise complies with this Lease, Tenant's possession of the Premises will not be disturbed by Landlord, its successors or assigns, and Tenant shall be entitled to quiet enjoyment of the Premises.

26.     Security Deposit. The Landlord herewith acknowledges the receipt of $0.00 (the “Security Deposit”).

27.     Amendments. Any amendments to this Lease must be in writing and signed by both parties to the Lease.

28.     Entire Agreement. This Lease, together with the Lease Summary and all Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained and embodied in this Lease shall be of any force or effect.

29.     Counterparts. This Lease may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Lease.

30.     Option to Renew. Tenant shall have two (2) five (5) year renewal options subject to a three percent (3.0%) annual increase over the prior year’s Base Rent. All other terms and conditions shall remain the same. Tenant shall send the Landlord written notice six months prior to expiration of the Term or this Option to Renew shall be automatically become null and void.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Lease to be signed as of the Effective Date.

LANDLORD:

WICKFIELD PHOENIX, LLC, a Michigan limited liability company

By:	/s/ Bradley J. Hayosh
Name:	Bradley J. Hayosh
Its:	Authorized Agent

TENANT:

Zomedica Pharmaceuticals, Inc., a Delaware corporation

By:	/s/ Gerald Solensky Jr.
Name:	Gerald Solensky Jr.
Its:	President

S-1

Signature Page to Zomedica Suite 190 Lease

EXHIBIT A

FLOOR PLAN ATTACHED

WHITE BOX
(1276 SQ FT
SQ FT)
TBD. 1. WATER WHY / IF
TBD. 2. USAGE !
3. FLOORING.
* NEW WHITE BOX 2757 SQ FT.
20 AMP 120 VOLT
TV
TILE
TV
TILE
GLASS DOORS
TV
(1) IT ROOM
(1) MAIN CONF. ROOM.
(13) ROOMS
* 1 - CONF (SMALL)
* 1 - COPY ROOM.
BRANDING WALL

20'-0"
* GLASS WALL

MAIN CONFERENCE ROOM WALL

KITCHENETTE / BAR

- GRANITE COUNTERTOPS
- TILE BACKSPLASH
- LAMINATE CABINETRY
- STAINLESS STEEL APPLIANCES

ISSUE DATE:	ISSUED FOR:
08.04.16	REVIEW
08.18.16	REVIEW
08.29.16	REVIEW

PROJECT ADMINISTRATOR:
K. LEWIS

PROJECT DESIGNER:
E. BROOKS

CHECKED BY:

APPROVAL:

ZOMEDICA
100 PHOENIX DRIVE
ANN ARBOR, MI 48108

FLOORPLAN OPTION D

Space Care Interiors, Inc.

SCALE:
1-16" =1'0"

PAGE NUMBER:
1 OF 1

Exhibit to Zomedica Suite 190 Lease

EXHIBIT B

TENANT SPACE FINISH WORK AND BUDGET

1.	Basic Specifications: Floor plan in Exhibit A shall be constructed by the Landlord turnkey using building standard finishes of similar quality to existing Suite 211:

a.	Flooring: Commercial grade carpet and luxury vinyl tile per plan. IT server room (if required) to be antistatic VCT flooring.
b.	Paint
c.	New Ceiling, USG Radar Illusion
d.	Parabolic lighting

2.	Data and Telephony: Tenant responsible for all data and telephony. May involve equipment installation on the roof to link the two spaces – location to be mutually agreed upon by Landlord and Tenant.

3.	Landlord will not provide low voltage cabling but will have junction boxes in the offices and cubicles. Office junction boxes will e on wall opposite the door.

4.	Install key card entry system to be provided by landlord, card swipe, to match rest of the common entry and original space.

Exhibit to Zomedica Suite 190 Lease

EXHIBIT C

RULES AND REGULATIONS

1.	The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors, or halls, shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from the Premises.

2.	Except as expressly permitted in the Lease or otherwise permitted by Landlord, no sign, picture, lettering, notice or advertisement of any kind shall be painted or displayed on or from the windows, doors, roof, or outside walls of the structure in which the Premises are located. All of Tenant's interior sign painting or lettering shall be done in a manner reasonably approved by Landlord, and the cost thereof shall be paid by Tenant. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability and may charge the reasonable expense incurred for such removal to Tenant (provided that Landlord first gives Tenant notice and an opportunity to cure).

3.	No curtains, blinds, shades, screens, awnings or other projections shall be attached to or hung in, or used in connection with any window or door of the Premises or outside wall of the building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If curtains or venetian blinds are provided in the Premises, Tenant shall use such care and diligence to protect them as may be required by Landlord.

4.	Any carpeting cemented down shall be installed with a releasable adhesive.

5.	The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by shall be borne by the Tenant who, or whose servants, employees, agents, visitors, licensees or invitees, shall have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

6.	No electric current shall be used by Tenant except that furnished or approved by Landlord.

7.	Tenant shall not cause or permit unusual or objectionable odors to be produced upon or permeate from the Premises, including duplicating or printing equipment or data processing equipment emitting noxious fumes. Tenant shall not unreasonably disturb any neighboring structures or premises by the use of any unseemly or disturbing noise.

8.	Tenant shall not throw anything out of the doors, windows, or down any passageways or elevator shafts. Except as permitted pursuant to the terms of the Lease, no area outside of the Premises shall be used for storage at any time. All garbage, boxes, and debris is to remain within the Premises during the course of normal business hours. All such items shall be clearly labeled as garbage.

9.	All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse shall be made only through entryways provided for such purposes and indicated by Landlord.

Tenant is not permitted to use any part of the Premises for any manufacturing, for lodging or sleeping, gambling or for any immoral or illegal purpose. No intoxicating beverages shall be sold in the Premises or the structure of which the Premises are a part without prior written consent of the Landlord. However, if the nature of any Landlord requested visit is not an emergency, the Tenant may request that Landlord come at an alternative time, including after hours if necessary.

Exhibit to Zomedica Suite 190 Lease

10.	All safes or other heavy articles of Tenant shall be carried in or out of the Premises in a manner which will not interfere with or cause damage to the Premises. Tenant shall be responsible for any damage to the Premises or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

11.	Tenant shall not install or operate any steam or gas engine or boiler or carry on any mechanical business in the Premises, or use oil, burning fluids, camphene or gasoline for heating or lighting, or for any other purpose. No article deemed extra hazardous on account of fire or other dangerous properties, or any explosive, shall be brought into the Premises. This prohibits the use of hot plates (cooking), space heaters, and only approved electric percolators shall be permitted.

12.	Landlord will furnish Tenant with two keys for each lock on the doors of the Premises. Additional keys must be made at Tenant's expense, but only by Landlord. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof. Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by such Tenant and in the event of the loss of any keys so furnished, such Tenant shall pay to the Landlord the cost thereof.

13.	Tenant shall not use any advertising or communication which tends to impair the reputation of the Premises or its desirability as a building for offices.

14.	Canvassing, soliciting or peddling in the Premises is prohibited and the Tenant shall cooperate to prevent the same.

15.	Wherever the word "Tenant" occurs in this exhibit, it is understood and agreed that it shall mean Tenant's employees, agents, clerks, servants, invitees and visitors. Wherever the word "Landlord" occurs in this exhibit, it is understood and agreed that it shall mean Landlord's employees, agents, clerks, servants, invitees and visitors.

16.	Subject to the terms and conditions of the Lease, Landlord shall have the right to enter upon the Premises at all reasonable hours for the purpose of inspecting the same and making any repairs and for any other reasonable purposes, provided that Landlord gives Tenant reasonable prior notice, conducts such inspections during normal business hours (except in emergencies) and agrees to be accompanied by an employee of Tenant at all times.

17.	Tenant shall not place or permit to be placed, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law.

18.	Tenant assumes responsibility for protecting the Premises from thefts, robbery and pilferage. Tenant shall be responsible for locking all doors.

19.	Tenant shall not smoke in Premises or within 50 feet of Premises unless otherwise permitted by Landlord. Tenant shall smoke outside only in areas designated for such purpose.

Exhibit to Zomedica Suite 190 Lease

EXHIBIT D

SIGNAGE

Exhibit to Zomedica Suite 190 Lease